Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                              ---------------------


CONTACT:

Stephen D. Axelrod, CFA
Mitchell Herman, CFO                      Andria Pilo (Media)
Asta Funding, Inc.                        Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648                            (212) 370-4500; (212) 370-4505 (Fax)
                                          email: steve@wolfeaxelrod.com


     ASTA FUNDING REPORTS SECOND QUARTER AND SIX MONTHS FISCAL 2003 RESULTS

ENGLEWOOD CLIFFS, NJ, May 13, 2003 -- Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today reported results for the three months and six months ended March 31, 2003.

Net income for the three months ended March 31, 2003, declined 8% to $2,429,000, or $0.55 per diluted share, compared to $2,634,000, or $0.59 per diluted share, in the same prior year period. Revenues for the three months ended March 31, 2003, were $7,720,000, a decline of 26% compared to revenues of $10,382,000 a year ago.

Net income for the six months ended March 31, 2003 declined 4% to $4,741,000 or $1.08 per diluted share, from $4,930,000, or $1.12 per diluted share, for the same period a year earlier. Revenues for the six months ended March 31, 2003 were $14,471,000, a decline of 23% compared to revenues for the six months ended March 31, 2002 of $18,784,000.

Based on an increase in actual cash flows for the three months and six months ended March 31, 2003, and projected cash flows through September 30, 2005, on one of our portfolios as compared to what we estimated at September 30, 2002, we revised our estimate of future collections. Such change in accounting estimate has resulted in approximately a $1.4 million increase in finance income recognized for the three and six months ended March 31, 2003 for this portfolio.

Chief executive officer Gary Stern said the lower second quarter and six months revenues and net earnings reflect the lower number of portfolios acquired for liquidation during the six months ended March 31, 2003. Mr. Stern commented, "We continue to carefully review potential distressed portfolio acquisitions. Our philosophy has always been that of a cautious buyer willing to forego business if it did not meet our business model. This approach has proven to be successful over the long term and we will continue to be disciplined and conservative purchasers of debt."

                                      -4-
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Mr. Stern added, "At the end of the second quarter, we announced an agreement to purchase $150 million of charged-off consumer receivables from a major financial institution at the rate of $30 million a month for 5 months."

"Our available cash increased to $14.9 million at March 31, 2003, compared to $10.0 million at the end of the first quarter. In addition, our line of credit, which was largely unused at March 31, 2003, is available for future receivable purchases. This financial strength could allow us to purchase larger portfolios as they become available," Mr. Stern concluded.

Asta Funding will conduct a teleconference today at 11:00 a.m. Eastern time. To participate please dial USA (877) 511-5818, International (706) 634-1462 about 5 -10 minutes prior to 11:00 am EST. Please refer to the Asta Funding earnings teleconference ID 551662. A recording of the conference call will be available from 12:00 noon EST May 13th through May 20th, by dialing USA/ Canada (800) 642-1687, International (706) 645-9291, conference ID 551662.

Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivables asset management company that specializes in the purchase, liquidation and management of performing and non-performing consumer receivables. Asta generates revenues and earnings primarily through purchase and collection of performing and non-performing consumer receivables. For additional information, please visit our website at WWW.ASTAFUNDING.COM.

         Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward -looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward -looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s 10-KSB for the fiscal year ended September 30, 2002, and those described from time to time in Asta Funding, Inc.'s other fillings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.


                           - Financial Table Follows -

Asta Funding, Inc. and Subsidiaries

Consolidated Statements of Operations
Unaudited

                                                Three Months Ended    Three Months Ended    Six Months Ended   Six Months Ended
                                                     March 31,            March 31,             March 31,         March 31,
                                                ------------------   -------------------    ----------------   -----------------
                                                       2003                  2002                 2003               2002
                                                       ----                  ----                 ----               ----

Revenues:
Interest                                           $ 7,720,000           $10,287,000           $14,471,000        $18,688,000
Other                                                     --                  95,000                  --               96,000
                                                   -----------           -----------           -----------        -----------

                                                     7,720,000            10,382,000            14,471,000         18,784,000
                                                   -----------           -----------           -----------        -----------

Expenses:
General and administrative                           2,009,000             1,887,000             3,362,000          3,330,000
Third-party servicing                                1,645,000             2,371,000             3,176,000          4,722,000
Provision for losses                                      --                 325,000                  --              400,000
Interest                                                11,000             1,387,000                13,000          2,095,000
                                                   -----------           -----------           -----------        -----------
                                                     3,665,000             5,970,000             6,551,000         10,547,000
                                                   -----------           -----------           -----------        -----------

Income before income taxes                           4,055,000             4,412,000             7,920,000          8,237,000

Income tax expense                                   1,626,000             1,778,000             3,179,000          3,307,000
                                                   -----------           -----------           -----------        -----------

Net income                                         $ 2,429,000           $ 2,634,000           $ 4,741,000        $ 4,930,000
                                                   ===========           ===========           ===========        ===========

Net income per share - Basic                       $      0.59           $      0.65           $      1.16        $      1.23
                                                   -----------           -----------           -----------        -----------
    - Diluted                                      $      0.55           $      0.59           $      1.08        $      1.12
                                                   -----------           -----------           -----------        -----------

Weighted average number of shares
      outstanding - Basic                            4,083,000             4,036,000             4,080,000          4,021,000
                                                   -----------           -----------           -----------        -----------
    - Diluted                                        4,447,000             4,427,000             4,401,000          4,392,000